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CONFIDENTIAL                                                     EXHIBIT 10.18

                          STRATEGIC MARKETING AGREEMENT
               Excite@Home, Inc. and OpenSite Technologies, Inc.


This Strategic Marketing Agreement ("Agreement") is entered into as of December 23, 1999 ("Effective Date") by Excite@Home, Inc., a Delaware corporation with offices at 450 Broadway Street, Redwood City, CA 94063 ("E@H") and OpenSite Technologies, Inc., 2800 Meridian Parkway, Durham, NC 27713, a Delaware corporation ("OpenSite") (collectively, the "Parties").

WHEREAS, OpenSite develops and markets software and services to enable branded Web-based dynamic pricing solutions and is the developer and owner of the BidStream.com aggregation site for web-based auctions; and

WHEREAS, E@H (Nasdaq: ATHM) is a global media company, centered around its narrowband portal, Excite (www.excite.com). It also maintains or plans to maintain business to business portals or sites known as Work.com and Excitestorebuilder.com ("Applicable Sites") that offer content and interactive services across both narrowband and broadband, and offer advertisers targeted marketing solutions across all platforms of delivery; and

WHEREAS, E@H and OpenSite desire to set forth in this Agreement certain aspects of a strategic marketing relationship between OpenSite and E@H, limited to Applicable Sites whereby (1) OpenSite will license to E@H its "AuctionNow" and "Dynamic Pricing Toolkit" software, (2) OpenSite will be the preferred provider of dynamic pricing technology for E@H's Applicable Sites, (3) OpenSite will purchase Advertising and services from E@H and its subsidiary, MatchLogic, Inc., with respect to Applicable Sites and elsewhere; and (4) OpenSite will cooperate to establish the Co-branded Sites that will link to the Applicable Sites; and

WHEREAS, OpenSite and E@H will share revenue generated from Advertising on the Co-branded Site, AuctionNow Galleries and participating OpenSite powered auction sites; and

WHEREAS, OpenSite and E@H will share all revenues generated from OpenSite's dynamic pricing products and services licensed through the Applicable Sites; and

WHEREAS, OpenSite will commit to certain levels of spending on E@H and MatchLogic services and on E@H Advertising opportunities.

NOW, THEREFORE, in exchange for valuable and adequate consideration and the terms set forth below, the Parties agree as follows:

Definitions:

a) ADVERTISING. Non-Matchlogic banner advertising, promotional placements, sponsorships, links, hyperlinks, graphical links to other sites, and/or other impressions on the Applicable Sites or on other Excite sites.


                                  OpenSite/E@H


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     b)  APPLICABLE SITES. Shall be limited to the unique individual domains of
         Work.com and Excitestorebuilder.com (only as it exists as sub-domain storefront solution hosted on Work.com).

     c) CO-BRANDED SITES. Web pages (1) resident an the Bidstream.com site that are created by E@H, match the look and feel of an Applicable Site, are linked to the Applicable Site, display some or all of the BidStream content, identify BidStream and OpenSite as the content providers and (2) resident on an Applicable Site that are created by E@H, match the look and feel of an Applicable Site and offer auction functionality to visitors of Applicable Sites through the use of the AuctionNow Software.

     d) CONTENT PRESENCE. Content or application based software available through the Applicable Sites, or links from any of the Dynamic Pricing Technology Services Providers as defined in Section 2 a) i) to an Applicable Site.

     e) DOCUMENTATION. The written, electronic or recorded work generally provided by OpenSite to licensed End-Users in connection with the Software that describes the function and features of said Software.

     f) EXCITESTORE BUILDER. The E@H branded business-focused Web-Sites providing merchant site and storefront enablement.

     g) GALLERY. One of several individual auctions pursuant to a single AuctionNow license grant, that is capable of being administered directly by E@H or a customer of E@H.

     h)   SOFTWARE. OpenSite's AuctionNow and Dynamic Pricing Toolkit Software.

     i)   TERM. As defined in Section 13 hereof.

     j)   USER DATA. As defined in Section 14(c) hereof.

     k) UTILIZATION RATE. The number of impressions successfully targeted divided by the total number of impressions evaluated to reach said targets.


1.   CO-BRANDED SITES.

     a) OpenSite and E@H will work together to link the Co-branded Sites into the Applicable Sites.

     b) E@H will develop, host, and maintain, at its expense, the Applicable Sites. E@H will have sole control over the "look and feel" of the Applicable Sites and will be responsible for any hardware or labor or software and or service technology (including updates thereto) reasonably necessary to maintain the Applicable Sites as described herein.

                                  OpenSite/E@H


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     c)   OpenSite will develop, host, and maintain, at its expense, the
          Co-branded Site(s) resident on BidStream.com in accordance with the mutually agreed specifications and consistent with OpenSite standards. E@H will provide creative as needed for the provision of this Co-branded Site.

     d) E@H will develop, host, and maintain, at its expense, the Co-branded Site(s) resident on the Applicable Sites in accordance with mutually agreed specifications consistent with E@H standards. OpenSite will provide creative as needed for the provision of this Co-branded Site.

     e) E@H will display links from Applicable Sites to the Co-branded Sites. E@H will have sole discretion and control over the number, placement and positioning of such links. Notwithstanding, OpenSite will have an opportunity to review and comment an such placement and positioning prior to implementation.

     f) Attached hereto as EXHIBIT G s a "Scope of Work" that illustrates the plan, methodologies, financial and other obligations of the parties in relation to the Applicable Sites, the Co-branded Sites, Advertisement serving, AuctionNow offering and AuctionNow hosting.

2.   STRATEGIC RELATIONSHIP.

     a) E@H grants to OpenSite the right during the Term, to be the preferred and dominant Dynamic Pricing Technology Services Provider (as defined below) for the Applicable Sites.

          i) "Dynamic Pricing Technology Services Provider" shall mean, in addition to OpenSite, one or more of the entities named below, not to exceed five (5) in number (exclusive of OpenSite) at any given moment. The following companies, with the addition of OpenSite, are the initial Dynamic Pricing Technology Services
               Providers: FairMarket, Moai, WebVision, Trading Dynamics, and Beyond Solutions. OpenSite may replace company names on the preceding list not more than once quarterly.

          ii) OpenSite, as the "Preferred and Dominant" Dynamic Pricing Technology Services Provider on the Applicable Sites will have at least three (3) times the prominence and exposure as any other Dynamic Pricing Technology Services Provider, as measured by aggregate number of impressions and number of pixels. E@H may display ads for E@H's own products and services anywhere in the E@H Network, and may display ads for Dynamic Pricing Technology Service Providers in the Applicable Sites.


                                  OpenSite/E@H


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          b)   At any time during the Term, on 120 days prior written notice,
               E@H may permit any other Dynamic Pricing Technology Services Provider to have a Content Presence on the Applicable Sites. In such event, OpenSite will have 60 days (from the date of E@H's written notification to deliver a written notice to E@H terminating this Agreement. If OpenSite elects to terminate under this Section 2(b), it will continue to purchase the services and Advertising provided in Section 2 hereof for the balance of the E@H 120-day notice period. Upon the expiration of such notice period OpenSite would have no further monetary obligations hereunder. Absent such 120 notice to OpenSite from Excite regarding a proposed Content Presence, in the event that Opensite delivers a written notice terminating under this Section 2 b), the cure period described in section 13 b) shall apply.

          c) The Parties acknowledge that E@H has formed and will continue to form relationships with third party Dynamic Pricing Technology Services Providers related to all sites other than the Applicable Sites, and these relationships shall have no effect on this Agreement or any rights and liabilities pursuant to this Agreement.

2A.  INSERTION ORDER.

     a) During the Term of this Agreement, OpenSite will purchase Advertising and other services from MatchLogic as specified in separate Insertion Orders ("IO"). The actual IOs must be agreed to in writing and signed by the parties' respective representatives prior to becoming effective. The IO will be subject to the E&H standard terms and conditions (attached hereto as EXHIBIT B) as they may be amended for general use by E@H or Matchlogic from time to time. In the event of any inconsistencies between this Agreement and the attached Exhibit B, Exhibit B shall control. The parties expect that changes to the agreed-upon advertising placements may be desirable at various points during the term of this advertising commitment. In the event that one or more of the defined placements or services do not perform to OpenSite's satisfaction or are no longer available, or the Utilization Rate falls below 10%, the parties will negotiate in good faith to develop new target parameters. In addition, the parties will negotiate in good faith to replace the IO describing such placement or service with an IO describing a new placement or service of similar value. OpenSite shall not be charged any penalty fees for such changes.
          The parties will not make such changes more than once per calendar quarter.

Pursuant to the IO(s) (attached in Exhibit B) OpenSite agrees to pay for Advertising and other services from E@H and Matchlogic in the following minimum amounts:

          (i) From the time of execution hereof through March 31, 2001: $4 million;

          (ii)  From April 1, 2001 through March 31, 2002: $5 million; and

          (iii) From April 1, 2002 through March 31, 2003: $6 million.


                                  OpenSite/E@H


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          The parties intend that foregoing spending obligations will be applied ratably, $8 million to Applicable Sites and $7 million to MatchLogic. Payments related to the Applicable Sites will be for Advertising services used approximately ratably throughout the relevant period. Payments for Matchlogic services (to be mutually agreed upon) will be made for services, including those targeted specifically to business-to-business markets, and advertising spending on third party sites as and when incurred and/or directed by OpenSite, during the relevant period. All services and Advertising purchased from E@H and MatchLogic by OpenSite pursuant to this Section shall be at prices for services and CPMs which are no more than competitive market rates, and no less favorable than other similar reasonably contemporaneous services and Advertising arrangements between Work.com and MatchLogic, on the one hand, and entities similarly situated to OpenSite on the other.

3.   CO-MARKETING.

     a) E@H will feature the Co-branded Sites prominently throughout the Applicable Sites, subject to OpenSite's right to review and approve the specific uses of the OpenSite and BidStream brands, such approval not to be unreasonably withheld.

     b) OpenSite will receive such brand attribution on the Co-branded sites as the Parties may mutually agree, and as is consistent with E@H co-brand standards.

     c) E@H will use commercially reasonable efforts to feature OpenSite in relevant public statements including, but not limited to, relevant press releases, releases regarding OpenSite's participation in E@H's Applicable Sites launch events, sales promotions, and trade shows at E@H's discretion, with review approval of OpenSite. Specifically, E@H and OpenSite will issue a joint press release at or about the time of execution hereof stating that E@H has chosen OpenSite to be its preferred Dynamic Pricing Technology Services Provider for the Applicable Sites. Each party will designate a marketing coordinator who will serve as the main point of contact for the other party regarding joint marketing activities. Notwithstanding the foregoing, the parties agree that there shall be no statements or releases made by OpenSite regarding any possible or actual equity investments without the express prior written approval of E@H, and Opensite shall indemnify E@H against any such OpenSite breach.

4.   AUCTIONNOW AVAILABILITY.

     a) Subject to the terms of the Services Level Agreement (SLA) between the parties and attached hereto as Exhibit A, OpenSite will host (arrange for the placement of the Software on servers at a remote third party site), and maintain, at E@H expense, the AuctionNow Software as available through the Applicable Sites in accordance with specifications to be mutually agreed by the Parties.


                                  OpenSite/E@H


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     b)   E@H will bear all system operation software and or service technology costs, hardware costs, Gallery end-user customer service costs and operation costs incurred in connection with the operation of AuctionNow as available through the Applicable Sites.

     c) Administration of the Software and the use by end-users of the Galleries will be the responsibility of E@H, which will also be the sole point of contact for the Gallery end-users.

5.   I/MALL TRANSACTION PROCESSING.

          The parties will negotiate in good faith to evaluate the use of "I/Mall" as one of the transaction processing engines to which the Software is integrated.

6.   SALE OF ADVERTISING.

          E@H and or Matchlogic shall have the right sell and serve all Advertising an the Applicable Sites, Co-branded Sites and participating OpenSite-powered auctions, which shall include but not be limited to banner advertising and E@H sponsorship module advertising. OpenSite will work with E@H, and use its commercially reasonable efforts to accommodate E@H's technical requirements, to serve targeted banners and sponsorship placement$, and to create and target additional Advertising positions within the Co-branded Sites and elsewhere.

7.   AUCTIONNOW REVENUE.

          E@H will use commercially reasonable efforts to promote the availability of the Software on the Applicable Sites and to generate Software-related revenue from making auctions available through the Applicable Sites using the Software.

8.   PAYMENTS.

     a) During the term of this Agreement, E@H shall pay to OpenSite seventy-five percent (75%) of all gross Software-related revenue from the conduct of auctions on the Applicable Sites and net Advertising revenue, (net of out-of-costs of sale, not to exceed 17%) derived from the sale of Advertising on the Co-branded Sites, until such time as cumulative payments to OpenSite pursuant to all provisions of this Agreement equal or exceed two million dollars ($2,000,000) prior to March 31, 2001, or three million dollars ($3,000,000) during the period from April 1, 2001 through March 31, 2002, or four million dollars ($4,000,000) during the period from April 1, 2002 through March 31, 2003. The remaining twenty-five percent (25%) of all gross Software-related revenue from the conduct of auctions on the Applicable Sites and net


                                  OpenSite/E@H


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          Advertising revenue shall be retained by E@H. Once any threshhold described, in this Section 8 (a) has been reached, the parties will thereafter share the revenue described therein equally.

     b) Payments of the fees described herein shall be due and payable within thirty (30) days after the close of the calendar month in which either party realizes the revenue derived from these transactions. OpenSite's designated point of contact for billing and fee purposes is Vice President, Finance at the address listed above, and E@H's designated point of contact for billing and fee purposes is Controller at the address listed above. Either party may change the designations in this subsection by providing written notice to the other.

     c) E@H will make commercially reasonable business reports and documentation available to OpenSite an a periodic basis, not less frequently than quarterly, that will provide the basis for all revenue sharing calculations required hereunder. OpenSite will have a right to audit such calculations during normal business hours through a nationally recognized accounting firm, not more frequently than once annually, at its own expense.

9.   (REMOVED BY AGREEMENT)

10.  TRADEMARK OWNERSHIP.

     a) OpenSite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to E@H hereunder.

     b) OpenSite will retain all right, title and interest in and to its OpenSite, BidStream.com and other proprietary Web sites worldwide including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein.

     c) E@H will retain all right, title, and interest in and to its broadband and narrowband sites, including but not limited to the Work.com site, the @Home site, the Excite site, the Webcrawler site, and the C2000 site worldwide including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein.

     d) E@H will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to OpenSite hereunder.


                                  OpenSite/E@H


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     e)   Each party hereby grants to the other a non-exclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each party's reasonable policies regarding such usage as established from time to time.

     f) Upon the expiration or termination of this Agreement, each party will cease using the software and/or service technologies, trademarks, service marks and/or trade names of the other except:

          i)   As the Parties may agree in writing; or

          ii)  To the extent permitted by applicable law.

11.  LICENSE.

     a) OpenSite hereby grants to E@H, for the Term of this Agreement, a non-exclusive license to use the AuctionNow Software and Documentation (1500 Galleries of up to 1000 items each) in accordance with the terms and conditions of the OpenSite license agreement attached hereto as EXHIBIT C at an annual fee of $250,000, payable in advance, plus $125 per Gallery per year for each Gallery used in excess of one thousand five hundred (1500).

     b) OpenSite hereby grants to E@H, for the Term of this Agreement, a non-exclusive license to use the DYNAMIC PRICING ENGINE TOOLKIT
          Software and Documentation in accordance with the terms and conditions of the OpenSite license agreement attached hereto as EXHIBIT D.

     c) E@H acknowledges that OpenSite retains title to and ownership of and all proprietary rights with respect to the AuctionNow or DYNAMIC PRICING ENGINE TOOLKIT Software and Documentation. The AuctionNow or DYNAMIC PRICING ENGINE TOOLKIT Software and Documentation are or may be protected by patent, copyright, trademark, trade secret and/or other laws and international treaty provisions. The AuctionNow or DYNAMIC PRICING ENGINE TOOLKIT Software and Documentation are licensed and not sold.

12.  SUPPORT.

     OpenSite will provide telephone and email support for THE DYNAMIC PRICING ENGINE TOOLKIT Software and Documentation to E@H during the Term pursuant to the maintenance and support agreement attached hereto as EXHIBIT F. Further, OpenSite will provide telephone and email support for the AuctionNow Software and Documentation to E@H during the Term pursuant to the maintenance and support agreement attached hereto as EXHIBIT E.


                                  OpenSite/E@H


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13.  TERM AND TERMINATION.

     a) This Agreement will begin on the Effective Date and will continue until March 31, 2003 (the "Term") unless terminated in accordance with the provisions of this Agreement.

     b) Either party may terminate this Agreement upon written notice to the other party if the other party materially fails to perform or observe any of its obligations under this Agreement and such failure cannot be remedied or, if remediable, is not cured within sixty (60) days after written notice thereof from the terminating party.

     c) Upon the consummation of a merger, acquisition, or similar transaction (excluding an IPO) through which a change in more than 50% of the equity ownership of OpenSite occurs, OpenSite shall have 30 days to terminate this Agreement. In the event of a termination under this
          Section 13(c) OpenSite shall pay to E@H an amount equal to five (5) percent of the balance of its spending commitment hereunder, without regard to any early termination of this Agreement under Section 13(d) hereof. Such amount shall be payable ratably over a period of eighteen
          (18) months following the notification of termination hereunder. In the event of such a merger, acquisition or similar transaction, in which a change of more than 50% of the equity ownership of OpenSite occurs, if OpenSite does not elect to terminate this Agreement, the parties agree that the Matchlogic related spending commitment described in 2A may be reached by OpenSite spending for the benefit of either a) OpenSite or b) the acquiring or newly controlling company, subject to Matchlogic's reasonable approval.

     d) If aggregate payments to OpenSite pursuant to all provisions of this Agreement for the period from the Effective Date to March 31, 2002 do not equal or exceed five million dollars ($5,000,000), either party shall have the right to terminate the agreement on 60 days written notice; provided, however, that if Opensite offers Work.com (as an Independent entity) an opportunity to purchase OpenSite Common Stock and if WORK.COM (as an Independent entity) accepts such offer and makes an investment, and provided Work.com (as an independent entity) does not reduce such investment by selling any portion of the investment from the time initially made until March 31, 2002, then neither party shall have any right to terminate under this Section 13(d (this must reference this particular sub section)). The parties agree that no public statement may be made about this Section 13(d) without the express prior written consent of both parties and that failure to acquire express prior written consent of both parties shall be a material breach of the Agreement.

     e) If the quality of the Software or the services provided to the Gallery end users using the Software are not at least comparable to other similar service(s) on the Internet, based on ranking by a cross-section of third party reviewers (to be agreed to by E@H and OpenSite), in terms of features and functionality


                                  OpenSite/E@H


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     including user interface, product services, accessibility and reliability
     (the. "Default Standard"), E@H or OpenSite, as the case may be, shall notify the other in writing, and such other shall use its best efforts to bring the Software or service to the Default Standard. If the notifying party determines that the other party has not met the Default Standard within sixty (60) days following such notification, the notifying party may terminate this Agreement upon 30 day's written notice.

     f) All undisputed payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty
          (30) days thereof.

     g) The provisions of Section 14 (Confidentiality and User Data), Section 15 (Indemnity), (Limitation of Liability) and Section 16 i) (Dispute Resolution) will survive any termination or expiration of this Agreement.

14.  CONFIDENTIALITY AND USER DATA.

     a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential or proprietary" or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential. This Section 14 imposes no obligation on either party with respect to Confidential Information which it can clearly establish (a) was in the possession of or was known by it without an obligation to maintain its confidentiality prior to its receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained from a third party having the right to disclose it without an obligation of confidentiality; or (d) was independently developed without participation of individuals who have had access to the Confidential or proprietary Information. Either party may disclose Confidential or proprietary Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law provided it gives the other party written notice of the proposed disclosure with sufficient time to seek relief and that such disclosure, if made, is made in a fashion to maximize the protection of the Confidential Information from further disclosure or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors. Each party shall notify, inform and bind its employees and contractors to all limitations, duties and obligations regarding use, access to, and nondisclosure of Confidential or proprietary Information.

     b) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in


                                  OpenSite/E@H


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     its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

     c) For the purposes of this Agreement, "User Data" means information submitted by users of the Applicable Site(s) or the Co-branded Site(s) during the Term of the Agreement. Both Parties will retain all rights to make use of any User Data obtained through this Agreement.

     d) Neither party will use User Data to specifically target any users of the other party's sites, as distinct from all users of such party's sites, for solicitations (except as specifically provided in this Agreement), either individually or in the aggregate, during the Term of this Agreement and for a period of twelve (12) months following the expiration or termination of this Agreement.

     e) Neither party will sell, disclose, transfer or rent any User Data which could reasonably be used to identify a specific named individual ("Individual Data") to any third party nor will either party use Individual Data on behalf of any third party without the express permission of the individual user. Where user permission for dissemination of Individual Data to third Parties has been obtained, each party will use commercially reasonable efforts to require the third party recipients of Individual Data to provide an "unsubscribe" feature in any email communications generated by, or on behalf of, the third party recipients of Individual Data. Neither party will make any use of any User or Confidential Data which is adverse to the competitive interests of the other without the prior written permission of such other.

15.  WARRANTIES, INDEMNITY AND LIMITATION OF LIABILITY.

     a) Each party hereby represents and warrants that it is duly organized and has the unrestricted right to enter into and perform this Agreement.

     b) OpenSite will indemnify, defend and hold harmless E@H, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

          i)   Its breach of any representation or covenant in this Agreement;
               or

          ii) Any claim arising from the OpenSite Site, or any OpenSite supplied material, content or services on the Co-Branded site excluding material, content or services provided by E@H.

     c) E@H will promptly notify OpenSite of any and all such claims and will reasonably cooperate with OpenSite with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts E@H in any way and such obligation, liability, prejudice or impact can reasonably be expected to



                                  OpenSite/E@H


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          be material, then such settlement shall require E@H'S written consent
          (not to be unreasonably withheld or delayed) and E@H may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

     d) E@H will indemnify, defend and hold harmless OpenSite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

          i)   Its breach of any representation or covenant in this Agreement;
               or

          ii) Any claim arising from the E@H Site(s) other than material, content or services provided by OpenSite.

     e) OpenSite will promptly notify E@H of any and all such claims and will reasonably cooperate with E@H with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts OpenSite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require OpenSite's written consent (not to be unreasonably withheld or delayed) and OpenSite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

     f) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, IMPLIED OR OTHERWISE, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     g) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT MAY ARISE, WHETHER FOR BREACH OF THIS AGREEMENT, INCLUDING BREACH OF WARRANTY, OR IN TORT, EVEN IF THAT PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. LIABILITY FOR SUCH INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE SHALL BE EXCLUDED EVEN IF THE EXCLUSIVE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.


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
CONFIDENTIAL

16.      MISCELLANEOUS.

     a) FORCE MAJEURE. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions, so long as the party so effected gives prompt notice and makes all reasonable efforts to perform. Notwithstanding the foregoing, in no case shall performance be excused for a period in excess of six (6) months.

     b) COMPLIANCE WITH APPLICABLE LAW. The Parties agree to comply strictly with all such laws and regulations applicable to this Agreement.

     c) INDEPENDENT CONTRACTORS. The Parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency or employer/employee relationship. Neither party shall act in a manner that expresses or implies a relationship other than that of independent contractor, nor may either party bind the other party. Neither party makes any representation to the other of any minimum benefit that may be derived by a Party hereunder.

     d) CONFIDENTIALITY OF TERMS. Pursuant to Section 14, "Confidential Information and User Data", the terms and conditions of this Agreement shall be considered Confidential Information of both Parties and may not be disclosed without the prior written consent of the other party; provided, however, that either party may describe this Agreement in any filings with the Securities and Exchange Commission to the extent it determines is advisable or desirable but may not include a copy of this Agreement as an exhibit to any such filings without the prior written consent of the other party.

     e) NOTICE. Any notice under this Agreement shall be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed effective upon personal delivery, one
          (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail.

               FOR NOTICE TO E@H: General Counsel
               Excite@Home, Inc., 450 Broadway Street
               Redwood City, CA 94063 Fax (650) 556-3430

               FOR NOTICE TO OPENSITE: Vice President, Business & Legal Affairs OpenSite Technologies, Inc. 2800 Meridian Parkway
               Durham, NC 27713 Fax (919) 544-9367

     f) ASSIGNMENT. Neither party may assign this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably



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                                                                        Page 13

CONFIDENTIAL

          withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all, of such party's capital stock or assets; or (ii) Excite@Home's assignment of this Agreement to a third party formed for the purpose of developing, managing and maintaining the Work.com Site. Any attempt to assign this Agreement other than as permitted above will be null and void.

     g) NO WAIVER. Any waiver of any provision of this Agreement, or delay by either party in the enforcement of any right hereunder, shall neither be construed as a continuing waiver nor create an expectation of non-enforcement of that or any other right.

     h) SAVINGS. If any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law, then that provision notwithstanding, this Agreement shall remain in full force and effect and only such provision shall be deemed omitted, unless such an omission would frustrate the intent of the Parties with respect to any material aspect of the relationship established hereby, in which case, this Agreement shall terminate.

     i) DISPUTE RESOLUTION. The Parties agree that any breach of either of the Parties' obligations regarding trademarks, service marks or trade names, confidentiality and/or User Data would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

          i) Disputes arising between the Parties hereunder regarding trademarks, service marks or trade names, confidentiality and/or User Data are subject to the following two requirements: (1) OpenSite may only commence proceedings regarding trademarks, service marks or trade names, confidentiality and/or User Data against E@H in a state or federal court sitting in California, applying California law without regard to its choice of law provisions, and (2) E@H may only commence legal proceedings regarding trademarks, service marks or trade names, confidentiality and/or User Data against OpenSite in a state or federal court sitting in North Carolina, applying North Carolina law, law without regard to its choice of law provisions, provided that once litigation is initiated by one of the Parties, the other may assert counterclaims in those proceedings.

          ii) In the event of disputes between the Parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names, confidentiality and/or User Data, the Parties will first attempt to resolve


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                                                                        Page 14

CONFIDENTIAL

               the dispute(s) through good faith negotiation. Such negotiation must include at a minimum a meeting, in person, between the Chief Executive Officers of the parties hereto in an attempt to resolve the dispute. In the event that the dispute(s) cannot be resolved through such good faith negotiation, the Parties will refer the dispute(s) to a mutually acceptable mediator in the city or county in which the defendant has its principle place of business.

          iii) In the event that disputes between the Parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names, confidentiality and/or User Data, cannot be resolved through good faith negotiation or mediation, the Parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes in the city or county in which the defendant has its principle place of business.

     j) PAROLE EVIDENCE. This Agreement is the Parties' entire understanding and agreement with respect to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, warranties and representations with respect to its subject acknowledgment, or similar communication between the Parties during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each party.

     k) COUNTERPARTS. This Agreement may be executed in counterparts, each of which, when taken together, will serve to evidence the Parties' binding agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

OpenSite Technologies, Inc.                        Excite@Home, Inc.

By: /s/ Thomas F. Hanlon, III         By:
   -------------------------------         ------------------------------
Name: Thomas F. Hanlon, III           Name:
   -------------------------------         ------------------------------
Title: V.P. of Sales & B.P.           Title:
   -------------------------------         ------------------------------
Date:   12/27/99                      Date
   -------------------------------         ------------------------------



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                                                                        Page 15

CONFIDENTIAL

OpenSite Technologies, Inc.                        Excite@Home, Inc.

By:                                     By: /s/ Donald P. Hutchison
   -------------------------------         ------------------------------
Name:                                 Name: Donald P. Hutchison
   -------------------------------         ------------------------------
Title:                    .           Title: SVP
   -------------------------------         ------------------------------
Date:                                 Date 12/27/99
   -------------------------------         ------------------------------


                                   EXHIBIT A

                            SERVICES LEVEL AGREEMENT


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